Exhibit 99.1

Contact:	Joel S. Marcus
Chairman/Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

REPORTS SECOND QUARTER 2009

OPERATING AND FINANCIAL RESULTS

Highlights

Second Quarter 2009:

•     Second Quarter 2009 Funds from Operations Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $1.59, up 10%, Compared to Second Quarter 2008 Funds from Operations Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $1.44

•     Second Quarter 2009 Earnings Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $0.82, up 34%, Compared to Second Quarter 2008 Earnings Per Share (Diluted) Attributable to Alexandria Real Estate Equities, Inc.’s Common Stockholders of $0.61

•     Second Quarter 2009 GAAP Same Property Revenues Less Operating Expenses up 2.2%

•     Executed 49 Leases for 473,000 Rentable Square Feet; Six Months Ended June 30, 2009 Executed 82 Leases for 936,000 Rentable Square Feet

•     Second Quarter 2009 GAAP Rental Rate Increase of 3.3% on Renewed/Released Space

•     Second Quarter Occupancy Increases to 94.5%

•     Operating Margins Steady at 74%

•     Closed 8% Unsecured Convertible Notes Offering with Net Proceeds of $233 Million

•     Repurchased, in Privately Negotiated Transactions, $75 Million (Par Value) of Our 3.70% Unsecured Convertible Notes

•     Reduced $100 Million of Secured Debt Obligations

•     Extended 2009 Maturity to 2012 of a Secured Note Payable Aggregating $38 Million; Since January 1, 2008, Extended or Refinanced $448 Million of Secured Notes Payable

July 2009:

•     Entered Into 15-Year Lease with Eli Lilly and Company as Anchor Tenant at Alexandria Center for Science and Technology at East River Science Park, New York City

•     Executed Term Sheet for 10-Year Secured Loan for $120 Million

•     Krupal Raval Joins Alexandria as Vice President – Capital Markets, Former Fidelity Management and Research Analyst and Citi/Smith Barney REIT Equity Research Analyst

PASADENA, CA. – August 6, 2009 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced operating and financial results for the second quarter ended June 30, 2009.

For the second quarter of 2009, we reported Funds from Operations (“FFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $68,401,000, or $1.59 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $45,779,000, or $1.44 per share (diluted), for the second quarter of 2008.  Comparing the second quarter of 2009 to the second quarter of 2008, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders per share (diluted) increased 49% and 10%, respectively. For the six months ended June 30, 2009, we reported Funds from Operations (“FFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $129,764,000, or $3.43 per share (diluted), compared to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $84,047,000, or $2.65 per share (diluted), for six months ended June 30, 2008.  Comparing the six months

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS SECOND QUARTER 2009 RESULTS

ended June 30, 2009 to the six months ended June 30, 2008, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders per share (diluted) increased 54% and 29%, respectively.  In the second quarter of 2009, we recognized a gain on early extinguishment of debt of approximately $11,254,000 related to the repurchase, in privately negotiated transactions, of approximately $75 million (par value) of our 3.70% unsecured convertible notes.  Additionally, during the second quarter of 2009, we recognized income of approximately $7,242,000 for a cash payment related to real estate acquired in November 2007.  For purposes of this paragraph, FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders includes the effect of the assumed conversion of our 8% unsecured convertible notes.

FFO is a non-GAAP measure widely used by publicly traded real estate investment trusts.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in its April 2002 White Paper and related implementation guidance.  A reconciliation of GAAP net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is included in the financial information accompanying this press release.  The primary reconciling item between GAAP net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders is depreciation and amortization expense. Depreciation and amortization expense for the three months ended June 30, 2009 and 2008 was $29,722,000 and $27,003,000, respectively.  Depreciation and amortization expense for the six months ended June 30, 2009 and 2008 was $61,168,000 and $52,813,000, respectively.  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the second quarter of 2009 was $35,498,000, or $0.82 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $19,421,000, or $0.61 per share (diluted), for the second quarter of 2008.  Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the six months ended June 30, 2009 was $68,287,000, or $1.81 per share (diluted), compared to net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders of $52,195,000, or $1.65 per share (diluted), for the six months ended June 30, 2008.  For purposes of this paragraph, net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders includes the effect of the assumed conversion of our 8% unsecured convertible notes.

For the second quarter of 2009, we executed a total of 49 leases for approximately 473,000 rentable square feet of space at 27 different properties (excluding month-to-month leases).  Of this total, approximately 368,000 rentable square feet related to new or renewal leases of previously leased space and approximately 105,000 rentable square feet related to developed, redeveloped or previously vacant space.  Of the 105,000 rentable square feet, approximately 65,000 rentable square feet were delivered from our development or redevelopment programs, with the remaining approximately 40,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases were on average approximately 3.3% higher (on a GAAP basis) than rental rates for expiring leases.

For the six months ended June 30, 2009, we executed a total of 82 leases for approximately 936,000 rentable square feet of space at 38 different properties (excluding month-to-month leases).  Of this total, approximately 618,000 rentable square feet related to new or renewal leases of previously leased space and approximately 318,000 rentable square feet related to developed, redeveloped or previously vacant space.  Of the 318,000 rentable square feet, approximately 108,000 rentable square feet were delivered from our development or redevelopment programs, with the remaining approximately 210,000 rentable square feet related to previously vacant space.  Rental rates for these new or renewal leases were on average approximately 4.0% higher (on a GAAP basis) than rental rates for expiring leases.

During the six months ended June 30, 2009, we sold three properties aggregating 64,218 rentable square feet to a life science user.  These properties were located in San Diego and were sold for approximately $14,449,000 at a gain of approximately $2,234,000.  As of June 30, 2009, one property with approximately 92,711 rentable square feet was classified as “held for sale” and is expected to be sold to a life science user.

In July 2009, we announced that we entered into a 15-year lease with Eli Lilly and Company (“Lilly”) as the anchor tenant at the Alexandria Center for Science and Technology at East River Science Park (“the Alexandria Center”), a highly advanced state-of-the-art urban science park.  Lilly has leased approximately 91,000 rentable square feet, as well as an additional approximately 9,000 rentable square feet of core services space, at the Alexandria Center, which will become the new research headquarters for ImClone Systems, a wholly-owned subsidiary of Lilly, and New York City’s life science collaboration and translational research epicenter.

In July 2009, we executed a term sheet with an insurance company for a secured loan approximating $120 million.  The term sheet includes a 10-year term and is secured by several operating properties.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS SECOND QUARTER 2009 RESULTS

Additionally in July 2009, we announced that Krupal Raval will join the Company as Vice President – Capital Markets.  Mr. Raval joins the Company with seven solid years as a real estate equity research analyst.  Mr. Raval’s career experience includes being a top ranked research analyst at Fidelity Management and Research and Citi/Smith Barney in addition to recognition as a National Scholar from Cornell University.  While at Citi/Smith Barney, the REIT equity research team was ranked number one for several years by Institutional Investors.

As of June 30, 2009, approximately 89% of our leases (on a rentable square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto.  In addition, approximately 8% of our leases (on a rentable square footage basis) required the tenants to pay a majority of operating expenses.  Additionally, approximately 92% of our leases (on a rentable square footage basis) provided for the recapture of certain capital expenditures, and approximately 93% of our leases (on a rentable square footage basis) contained effective annual rent escalations that were either fixed or indexed based on the consumer price index or another index.

Based on our current view of existing market conditions and certain current assumptions, our updated guidance for FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders are as follows:

2009
FFO per share (diluted) (1)	$5.60 (1)
Earnings per share (diluted) (1)	$2.58 (1)

(1)

Our guidance for 2009 has been updated to reflect the $7.2 million gain for a cash payment related to real estate acquired in November 2007 and also reflects the $11.3 million gain on early extinguishment of debt. Our guidance for FFO per share (diluted) for the twelve months ended December 31, 2009 assumes conversion of our 8% unsecured convertible notes as the impact of the notes is expected to be dilutive under the “if-converted” method pursuant to Statement of Financial Accounting Standards No. 128, “Earnings per Share”. Our guidance for earnings per share (diluted) for the twelve months ended December 31, 2009, however, does not assume conversion as the “if-converted” method for our 8% unsecured convertible notes is expected to be anti-dilutive.

Alexandria Real Estate Equities, Inc. (“Alexandria”) has a very broad and diversified quality client tenant base. As of June 30, 2009, on a rental revenue basis by sector, Alexandria’s multinational pharmaceutical client tenants represented approximately 27% of its client tenant mix, led by its top three client tenants Novartis AG, GlaxoSmithKline plc and Roche Holding Ltd; public biopharmaceutical companies represented approximately 21% and included the three largest in the sector, Amgen Inc., Gilead Sciences, Inc. and Celgene Corporation; revenue producing life science product and service companies represented approximately 17%, led by Quest Diagnostics Incorporated, Laboratory Corporation of America Holdings and Qiagen N.V.; government agencies and renown medical and research institutions represented approximately 14%, including The Scripps Research Institute, Massachusetts Institute of Technology, Fred Hutchinson Cancer Research Center, University of Washington, the Burnham Institute for Medical Research and the United States Government; private biopharmaceutical companies represented approximately 13% and were dominated by high-quality, leading-edge companies with blue chip venture and institutional investors, including Ambrx, Inc., BrainCells Inc., Ikaria Holdings, Inc., Macrogenics Inc. and Proteostatsis Therapeutics, Inc.;  the remaining approximately 8% consisted of traditional office tenants.  The two fastest growing sectors by revenue currently include leading institutional and multinational pharmaceutical client tenants.  Alexandria’s innovative business model, very strong and unique life sciences and underwriting skills with substantial experience and expertise, long-term life science industry relationships and sophisticated management with both real estate and life science operating experience and expertise, set Alexandria apart from all other publicly-traded real estate investment trusts (“REITs”).

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and pre-eminent first-in-class REIT focused principally on science-driven cluster formation.  Alexandria is the leading provider of high-quality environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biopharmaceutical, medical device, product, service and translational entities, as well as government agencies.  Alexandria’s operating platform is based on the principle of “clustering,” with assets and operations located in key life science markets.  Our asset base approximates 12.8 million rentable square feet consisting of 156 properties approximating 11.7 million rentable square feet (including spaces undergoing active redevelopment) and properties undergoing ground-up development approximating an additional 1.1 million rentable square feet.

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ALEXANDRIA REAL ESTATE EQUITIES, INC. REPORTS SECOND QUARTER 2009 RESULTS

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our 2009 earnings per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, 2009 FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders and our redevelopment and development projects.  Our actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing and or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully complete and lease our existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, our failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, general and local economic conditions and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”).  All forward-looking statements are made as of today, and we assume no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

(Tables follow)

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Income Statements

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (1)	2009	2008 (1)
Income statement data
Total revenues	$121,432	$108,778	$253,303	$217,465

Expenses
Rental operations	29,059	27,145	61,189	55,029
General and administrative	8,803	8,447	18,219	17,232
Interest	21,063	18,739	40,956	41,885
Depreciation and amortization	29,525	26,735	60,794	52,122
Non-cash impairment on investments	–	–	–	1,985
Total expenses	88,450	81,066	181,158	168,253

Gain on early extinguishment of debt	11,254	–	11,254	–
Income from continuing operations	44,236	27,712	83,399	49,212

(Loss) income from discontinued operations, net	(120)	64	1,966	15,715

Net income	44,116	27,776	85,365	64,927

Net income attributable to noncontrolling interests	4,362	948	5,237	1,899
Dividends on preferred stock	7,089	7,118	14,178	10,046
Net income attributable to unvested restricted stock awards	367	290	868	790
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$32,298	$19,420	$65,082	$52,192

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – basic
Continuing operations	$0.83	$0.61	$1.77	$1.16
Discontinued operations, net	–	–	0.05	0.49
Earnings per share – basic	$0.83	$0.61	$1.82	$1.65

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – diluted
Continuing operations	$0.82	$0.61	$1.76	$1.16
Discontinued operations, net	–	–	0.05	0.49
Earnings per share – diluted	$0.82	$0.61	$1.81	$1.65

(1)

Includes the retrospective impact of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”) and Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”).

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ALEXANDRIA REAL ESTATE EQUITIES, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2009	2008 (1)
Assets
Rental properties, net	$3,483,679	$3,325,201
Properties undergoing development and redevelopment, and land held for development	1,406,451	1,398,895
Cash and cash equivalents	70,313	71,161
Tenant security deposits and other restricted cash	51,683	67,782
Tenant receivables	4,665	6,453
Deferred rent	87,697	85,733
Investments	66,068	61,861
Other assets	116,097	114,991
Total assets	$5,286,653	$5,132,077

Liabilities and Equity
Secured notes payable	$941,600	$1,081,963
Unsecured line of credit and unsecured term loan	1,307,000	1,425,000
Unsecured convertible notes	577,984	431,145
Accounts payable, accrued expenses and tenant security deposits	312,313	386,801
Dividends payable	20,005	32,105
Total liabilities	3,158,902	3,357,014

Redeemable noncontrolling interests	41,012	33,963

Alexandria Real Estate Equities, Inc. stockholders’ equity:
Series C preferred stock	129,638	129,638
Series D cumulative convertible preferred stock	250,000	250,000
Common stock	390	319
Additional paid-in capital	1,718,737	1,407,294
Accumulated other comprehensive loss	(53,013)	(87,241)
Total Alexandria Real Estate Equities, Inc. stockholders’ equity	2,045,752	1,700,010
Noncontrolling interests	40,987	41,090
Total equity	2,086,739	1,741,100
Total	$5,286,653	$5,132,077

(1)	Includes the retrospective impact of FSP APB 14-1, FSP EITF 03-6-1 and SFAS 160.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Earnings per Share

(Unaudited)

Earnings per Share (“EPS”)

The following table presents the computation of basic and diluted EPS for the three and six months ended June 30, 2009 and 2008 (in thousands, except share and per share data):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008 (1)	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008 (1)
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for basic earnings per share	$32,298	$19,420	$65,082	$52,192
Assumed conversion of 8% unsecured convertible notes (2)	3,197	–	3,197	–
Net income attributable to unvested restricted stock awards	3	1	8	3
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – numerator for diluted earnings per share	$35,498	$19,421	$68,287	$52,195

Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for basic earnings per share	38,929,971	31,615,359	35,722,375	31,580,974
Effect of dilutive securities and assumed conversion:
Dilutive effect of stock options	1,167	124,932	6,662	133,225
Assumed conversion of 8% unsecured convertible notes (2)	4,140,787	–	2,081,832	–
Weighted average shares of common stock outstanding for calculating earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for diluted earnings per share	43,071,925	31,740,291	37,810,869	31,714,199

Earnings per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$0.83	$0.61	$1.82	$1.65
Diluted	$0.82	$0.61	$1.81	$1.65

(1)	Includes the retrospective impact of FSP APB 14-1, FSP EITF 03-6-1 and SFAS 160.
(2)	We applied the “if-converted” method of accounting in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128)” for our 8% unsecured convertible notes.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Funds from Operations

(Unaudited)

Funds from Operations (“FFO”) (1)

The following table presents a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders, the most directly comparable GAAP financial measure to FFO, to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the three and six months ended June 30, 2009 and 2008 (in thousands, except share and per share data):

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008 (2)	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008 (2)
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$32,298	$19,420	$65,082	$52,192
Add: Depreciation and amortization (3)	29,722	27,003	61,168	52,813
Add: Net income attributable to noncontrolling interests	4,362	948	5,237	1,899
Add: Net income attributable to unvested restricted stock awards	367	290	868	790
Subtract: Gain on sales of property (4)	–	(182)	(2,234)	(20,395)
Subtract: FFO attributable to noncontrolling interests	(842)	(1,018)	(1,919)	(1,985)
Subtract: FFO attributable to unvested restricted stock awards	(740)	(684)	(1,687)	(1,272)
FFO attributable to Alexandria Real Estate, Inc.’s common stockholders – numerator for basic FFO per share	65,167	45,777	126,515	84,042
Add: Assumed conversion of 8% unsecured convertible notes (5)	3,197	–	3,197	–
Add: FFO attributable to unvested restricted stock awards	37	2	52	5
FFO attributable to Alexandria Real Estate, Inc.’s common stockholders assuming effect of dilutive securities and assumed conversion – numerator for diluted FFO per share	$68,401	$45,779	$129,764	$84,047

Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for basic FFO per share	38,929,971	31,615,359	35,722,375	31,580,974
Effect of dilutive securities and assumed conversion:
Dilutive effect of stock options	1,167	124,932	6,662	133,225
Assumed conversion of 8% unsecured convertible notes (5)	4,140,787	–	2,081,832	–
Weighted average shares of common stock outstanding for calculating FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders – denominator for diluted FFO per share	43,071,925	31,740,291	37,810,869	31,714,199

FFO per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders
Basic	$1.67	$1.45	$3.54	$2.66
Diluted	$1.59	$1.44	$3.43	$2.65

(1)	See definition on page 34.
(2)	Includes the retrospective impact of FSP APB 14-1, FSP EITF 03-6-1 and SFAS 160.
(3)	Includes depreciation and amortization for assets “held for sale” reflected as discontinued operations (for the periods prior to when such assets were designated as “held for sale”).
(4)

Gain on sales of property relates to the disposition of three properties sold during the first quarter 2009, one property sold during the second quarter 2008 and six properties sold during the first quarter 2008. Gain on sales of property is included in the income statement in income from discontinued operations, net.

(5)	We applied the “if-converted” method of accounting in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128)” for our 8% unsecured convertible notes.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
2009 Guidance Summary

June 30, 2009
(Unaudited)

Event	FFO per Share (Diluted) Attributable to Common Stockholders

Guidance as reported on February 9, 2009 in connection with our fourth quarter 2008 earnings call	$6.26

Follow-on common equity offering on March 19, 2009	(0.74)

Issuance of 8% $240 million unsecured convertible notes on April 21, 2009	(0.38)

Estimate of gain on early extinguishment of debt	0.28

Other	0.01

Guidance provided on April 23, 2009	5.43

Other income related to cash payment for asset acquired in 2007	0.17

Guidance as reported on August 6, 2009 in connection with our second quarter 2009 earnings call	$5.60

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Reported FFO per Share (Diluted)

June 30, 2009

(Unaudited)

The following table presents a summary of reported FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders for the fourth quarter of 2008, first quarter of 2009 and the second quarter of 2009 and the impact of certain items in reported FFO per share (diluted) from quarter to quarter.  Various items impact actual FFO per share (diluted) results period to period including, among many others, capital events, non-recurring items, leasing activity, timing of lease commencement and lease end dates, operating expenses, cost of borrowings and general and administrative expenses.  The table also presents FFO per share (diluted), as adjusted for certain items to exclude the gain on early extinguishment of debt, cash payment for asset acquired in 2007 and full weighting of the assumed conversion of our 8% unsecured convertible notes.

Event	FFO per Share (Diluted) Attributable to Common Stockholders

Fourth quarter 2008 FFO per share (diluted), as reported	$1.55
Impact of adoption of FSP APB 14-1 and FSP EITF 03-6-1	(0.07)
Fourth quarter 2008 FFO per share (diluted) including the adoption of FSP APB 14-1 and FSP EITF 03-6-1	1.48

1Q09 additional income related to a modification of a lease	0.55
4Q08 rent related to South San Francisco property prior to lease modification	(0.05)
Follow-on common equity offering in March 2009	(0.03)
Decrease in other income	(0.05)
Other	(0.01)
First quarter 2009 FFO per share (diluted), as reported	$1.89

Additional income related to a modification of a lease	(0.55)
Adjusted first quarter 2009 FFO per share (diluted)	$1.34

Partial period impact of common equity offering, assumed conversion of our 8% unsecured convertible notes and repurchase of portion of our 3.7% unsecured convertible notes	(0.27)
Gain on early extinguishment of debt	0.26
Other income related to cash payment for asset acquired in 2007	0.17
Increase in net operating income	0.07
Other	0.02
Second quarter 2009 FFO per share (diluted), as reported	$1.59

Gain on early extinguishment of debt	(0.26)
Other income related to cash payment for asset acquired in 2007	(0.17)
Adjusted second quarter 2009 FFO per share (diluted)	$1.16

Impact of fully weighted assumed conversion of our 8% unsecured convertible notes	(0.03)
FFO per share (diluted), as adjusted for certain items	$1.13

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Adjusted Funds from Operations
(Dollars in thousands)
(Unaudited)

Adjusted Funds from Operations (1)

The following table presents a reconciliation of FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities to adjusted funds from operations (“AFFO”) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities:

	For the Three Months Ended
	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities	$68,401	$61,329	$47,190	$46,273	$45,779
Add/(deduct):
Capital expenditures (2)	(270)	(492)	(202)	(197)	(461)
Second generation tenant improvements and leasing costs (2)	(894)	(691)	(1,931)	(762)	(1,008)
Amortization of loan fees	2,023	1,793	1,710	1,683	1,659
Amortization of debt premiums/discounts	2,605	2,262	2,106	1,989	1,899
Amortization of acquired above and below market leases	(1,736)	(4,745)	(4,066)	(1,814)	(1,815)
Deferred rent	(2,700)	(1,509)	(2,547)	(3,274)	(3,437)
Stock compensation	3,694	3,022	3,563	3,523	3,055
Capitalized income from development projects	1,631	1,662	1,659	1,725	1,976
Deferred rent on ground leases	1,458	1,104	1,083	1,281	1,352
Impairment charges	–	–	11,266	–	–
Gain on early extinguishment of debt	(11,254)	–	–	–	–
Allocation to unvested restricted stock awards	55	(37)	(184)	(56)	(47)
AFFO attributable to Alexandria Real Estate, Inc.’s common stockholders assuming effect of dilutive securities	$63,013	$63,698	$59,647	$50,371	$48,952

(1)	See definition of FFO and AFFO on page 34.
(2)	See Summary of Capital Expenditures on page 32 for further details.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Quarterly Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Operational data	6/30/2009		3/31/2009	12/31/2008	9/30/2008	6/30/2008
Rental income	$87,825		$104,375 (a)	$97,273 (a)	$84,817	$82,247
Tenant recoveries	24,697		26,743	26,236	26,472	23,640
Other income	8,910	(b)	753	2,452	2,640	2,891
Total revenues (continuing operations)	$121,432		$131,871	$125,961	$113,929	$108,778
FFO per share (diluted) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders (c)	$1.59		$1.89	$1.48	$1.45	$1.44
Dividends per share on common stock	$0.35		$0.80	$0.80	$0.80	$0.80
Dividend payout ratio (common stock) (d)	21.2%		51.4%	54.8%	55.6%	56.1%
Straight-line rent	$2,700		$1,509	$2,547	$3,274	$3,437
Capitalized interest (c)	$18,240	(e)	$16,919	$19,764	$17,781	$19,272
Number of properties (f)
Acquired/added/completed during period	–		–	–	–	2
Sold/transferred (g)	–		(3)	(1)	–	(1)
At end of period	156		156	159	160	160
Rentable square feet (f)
Acquired/added/completed during period	–		–	–	–	60,000
Sold/transferred (g)	–		(64,218)	(24,867)	–	(49,437)
At end of period	11,697,992		11,697,992	11,762,210	11,787,077	11,787,077

(a)

Rental income for the three months ended March 31, 2009 and December 31, 2008 includes approximately $18.5 million and $11.3 million, respectively, of additional income related to a modification of a lease for a property in South San Francisco, California.

(b)	Includes other income of approximately $7.2 million for a cash payment related to real estate acquired in November 2007.
(c)

The historical results above include the retrospective impact of FSP APB 14-1, FSP EITF 03-6-1 and SFAS 160.  See page 8 for a reconciliation of net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders assuming effect of dilutive securities.

(d)

Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (common stock shares outstanding on the respective record date multiplied by the related dividend per share) to FFO attributable to Alexandria Real Estate Equities, Inc.’s common stockholders. The historical ratios above include the retrospective impact of FSP APB 14-1, FSP EITF 03-6-1 and SFAS 160.

(e)

Represents capitalized interest assuming conversion of our 8% unsecured convertible notes pursuant to SFAS 128.  As of June 30, 2009, assets for which capitalization of interest is required pursuant to Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” (“SFAS 34”), approximated $1.4 billion.  This amount is classified as properties undergoing development and redevelopment, and land held for development on our balance sheet.  The weighted average interest rate used in the calculation of capitalized interest required pursuant to SFAS 34 assuming conversion of our 8% unsecured convertible notes was approximately 5.23% and 4.84% for the three months ended June 30, 2009 and March 31, 2009, respectively.  The majority of the increase in interest capitalized in the second quarter of 2009 as compared to first quarter 2009 is due to the increase in our weighted average interest rate used for capitalization.  SFAS 34 requires the interest rate for capitalization to be based on applicable interest costs related to borrowings outstanding during the period, including the impact of interest rate swap agreements, debt premiums/discounts and amortization of loan fees.

(f)	Includes properties “held for sale” during the applicable periods such assets were “held for sale.”
(g)

During the first quarter of 2009, we sold three assets located in the San Diego market.  During the fourth quarter of 2008, we sold one asset located in the Eastern Massachusetts market.  During the second quarter of 2008, we sold one asset located in the San Diego market.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Debt
June 30, 2009
(Dollars in thousands)
(Unaudited)

Debt Maturities / Rates

	Secured Debt					Unsecured Debt
Year	Our Share	Noncontrolling Interests’ Share	Total	Weighted Average Interest Rate		Credit Facility		Unsecured Convertible Notes
2009	$5,382	$129	$5,511	5.28%	(1)	$–		$–
2010	133,917	269	134,186	5.36	(2)	–		–
2011	133,931	284	134,215	5.82	(2)	557,000	(3)	–
2012	42,589	300	42,889	6.34	(2)	750,000	(3)	364,242
2013	72,533	17,617	90,150	6.57	(2)	–		–
Thereafter	513,803	20,846	534,649	6.75	(2)	–		213,742
Total	$902,155	$39,445	$941,600			$1,307,000		$577,984

Secured and Unsecured Debt Analysis

	Balance	Percentage of Balance	Weighted Average Interest Rate (4)	Weighted Average Maturity
Secured Debt	$941,600	33.3%	5.28%	6.0 Years
Unsecured Line of Credit	557,000	19.7	2.01	2.3 Years	(5)
Unsecured Term Loan	750,000	26.5	6.00	3.3 Years	(5)
Unsecured Convertible Notes	364,242	12.9	3.70	2.5 Years
Unsecured Convertible Notes	213,742	7.6	8.00	4.8 Years
Total Debt	$2,826,584	100.0%	4.83%	4.0 Years

(1)	The weighted average interest rate is calculated based on outstanding debt as of June 30, 2009.
(2)	The weighted average interest rate is calculated based on outstanding debt as of December 31st of the year immediately preceding the year presented.
(3)

Assumes we exercise our sole right to extend the maturity date of our unsecured line of credit from October 2010 to October 2011 and our unsecured term loan from October 2011 to October 2012.  Our multi-year capital plan assumes that we will successfully amend and renegotiate our $1.9 billion unsecured credit facility to a significant availability level that will consider our business needs, including a portion of the total commitment allocated to an unsecured line of credit and an unsecured term loan.  The lead lenders under our $1.9 billion unsecured credit facility expect that we will be able to amend and renegotiate our total credit to include approximately 66%-75% of the current $1.9 billion capacity.  See our 2008 Form 10-K for additional disclosures on our unsecured line of credit and unsecured term loan.  As of June 30, 2009, cash and cash equivalents were approximately $70.3 million. Additionally, as of June 30, 2009 restricted cash to fund certain construction costs was approximately $28.8 million.

(4)

Represents the weighted average contractual interest rate plus the impact of debt premiums/discounts and our interest rate swap agreements on our secured debt, unsecured line of credit and unsecured term loan and the contractual rates of 3.7% and 8% on our unsecured convertible notes.  The weighted average interest rate excludes bank fees and amortization of loan fees. See page 16 for further details of our interest rate swap agreements.

(5)

Assumes we exercise our sole right to extend the maturity date of our unsecured line of credit and unsecured term loan to October 2011 and October 2012, respectively.  The interest rate related to outstanding borrowings for our unhedged floating rate debt is based upon one-month LIBOR.  The interest rate resets periodically and will vary in future periods.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Secured Debt Principal Maturities By Maturity Date Through 2013
June 30, 2009

(Unaudited, in thousands)

Secured Debt Principal Maturities	Maturity Date	Type	Stated Rate	Effective Rate (1)	Balance at June 30, 2009 (2)

2009 Total	None	N/A	N/A	N/A	$–

Eastern Massachusetts #1	3/11/2010	Bank	2.47%	2.47%	$7,234	(3)
California – San Francisco Bay #1	4/26/2010	Bank	2.46	2.46	99,000	(3)(4)
Washington – Seattle #1	7/1/2010	CMBS	7.40	5.21	3,576
California – San Diego #1	10/1/2010	CMBS	8.23	5.71	13,946
2010 Total					$123,756

California – San Francisco Bay #2	1/3/2011	Bank	1.61%	1.61%	$30,500	(3)
Eastern Massachusetts #2	2/1/2011	Bank	7.52	5.82	5,324
California – San Diego #2	8/2/2011	Not-for-Profit	7.50	7.50	9,239
Eastern Massachusetts #3	10/1/2011	Bank	8.10	5.69	2,403
Suburban Washington, D.C. #1	11/1/2011	CMBS	7.25	5.82	3,117
Suburban Washington, D.C. #2	12/22/2011	Bank	3.57	3.57	76,000	(4)
2011 Total					$126,583

Washington – Seattle #2	1/1/2012	Bank	1.47%	6.15%	$28,500	(3)(5)
Eastern Massachusetts #4	3/1/2012	Insurance Co.	7.14	5.83	1,611
Other	5/16/2012	Other	2.10	2.10	2,700	(3)
2012 Total					$32,811

California – San Diego #3	3/1/2013	Insurance Co.	6.21%	6.21%	$8,930
Eastern Massachusetts #5	4/6/2013	Bank	4.32	4.32	38,444	(3)(6)
Suburban Washington, D.C. #3	9/1/2013	CMBS	6.36	6.36	27,832
California – San Francisco Bay #3	11/16/2013	Other	6.14	6.14	7,527
2013 Total					$82,733

(1)

Represents the weighted average contractual interest rate plus the impact of debt premiums/discounts and interest rate swap agreements. The effective rate excludes bank fees and amortization of loan fees.

(2)	Represents the June 30, 2009 balances for secured debt maturing in each respective year.
(3)	Variable rate loan based on LIBOR plus an applicable spread.
(4)	We have ongoing discussions with lenders to extend or refinance.
(5)	Assumes we exercise our sole right to extend the maturity date of this secured from January 1, 2011 to January 1, 2012.
(6)	Assumes we exercise our sole right to extend the maturity date of this secured from January 2, 2012 to April 6, 2013.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Total Market Cap and Fixed/Floating Rate Debt Analysis
(Dollars in thousands, except per share data)
(Unaudited)

Total Market Capitalization

			As of
	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Number of shares of common stock outstanding	39,040,518	38,974,166	31,899,037	31,839,622	31,773,117
Closing price of common stock	$35.79	$36.40	$60.34	$112.50	$97.34

Total debt	$2,826,584	$2,830,262	$2,938,108	$2,773,548	$2,660,214
Less: debt attributable to noncontrolling interests	(39,445)	(45,484)	(44,984)	(42,384)	(40,762)
Less: cash, cash equivalents and escrowed cash related to construction projects	(99,155)	(160,090)	(120,660)	(60,300)	(50,747)
Our share of total debt	2,687,984	2,624,688	2,772,464	2,670,864	2,568,705
Preferred stock	356,562	351,117	353,658	368,489	377,616
Common stock market capitalization	1,397,260	1,418,660	1,924,788	3,581,957	3,092,795
Total market capitalization (a)	$4,441,806	$4,394,465	$5,050,910	$6,621,310	$6,039,116

Debt to gross assets (excluding cash) (b)	47.5%	47.4%	51.0%	50.6%	50.0%
Unencumbered net operating income as a percentage of total net operating income	60.8%	65.3%	64.9%	60.3%	60.3%

Fixed/Floating Rate Debt Analysis

	June 30, 2009 Balance	Percentage of Balance	Weighted Average Interest Rate (c)	Weighted Average Maturity
Fixed Rate Debt	$1,311,886	46.4%	5.62%	5.5 Years
Floating Rate Debt – Hedged	941,944	33.3	5.65	3.2 Years	(d)
Floating Rate Debt – Unhedged	572,754	20.3	1.67	2.0 Years	(d)
Total Debt	$2,826,584	100.0%	4.83%	4.0 Years	(d)

(a)

Total market capitalization is equal to outstanding shares of series C preferred stock and common stock multiplied by the related closing price at the end of each period presented, plus series D cumulative convertible preferred stock at liquidation value, plus our share of total debt (secured notes payable, unsecured line of credit, unsecured term loan and unsecured convertible notes less cash, cash equivalents and escrowed cash related to construction projects).  Historical amounts have been adjusted to include the effects of adopting FSP APB 14-1.

(b)

Debt to gross assets is the ratio of our share of total debt (secured notes payable, unsecured line of credit, unsecured term loan and unsecured convertible notes less cash, cash equivalents and escrowed cash related to construction projects) to gross assets (excluding cash, cash equivalents and escrowed cash related to construction projects).  Gross assets is equal to total assets plus accumulated depreciation.

(c)

Represents the weighted average contractual interest rate plus the impact of debt premiums/discounts and our interest rate swap agreements on our secured debt, unsecured line of credit and unsecured term loan and the contractual rates of 3.7% and 8% on our unsecured convertible notes.  The weighted average interest rate excludes bank fees and amortization of loan fees. See page 16 for further details of our interest rate swap agreements.

(d)

Assumes we exercise our sole right to extend the maturity date of our unsecured line of credit and unsecured term loan to October 2011 and October 2012, respectively.  The interest rate related to outstanding borrowings for our unhedged floating rate debt is based upon one-month LIBOR.  The interest rate resets periodically and will vary in future periods.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Interest Rate Swap Agreements

June 30, 2009

(Dollars in thousands)

(Unaudited)

Transaction Dates	Effective Dates	Termination Dates	Interest Pay Rates	Notional Amounts	Effective at June 30, 2009

June 2006	June 30, 2006	September 30, 2009	5.299%	$125,000	$125,000
December 2005	December 29, 2006	November 30, 2009	4.730	50,000	50,000
December 2005	December 29, 2006	November 30, 2009	4.740	50,000	50,000
December 2006	December 29, 2006	March 31, 2014	4.990	50,000	50,000
December 2006	January 2, 2007	January 3, 2011	5.003	28,500	28,500
October 2007	October 31, 2007	September 30, 2012	4.546	50,000	50,000
October 2007	October 31, 2007	September 30, 2013	4.642	50,000	50,000
December 2005	January 2, 2008	December 31, 2010	4.768	50,000	50,000
June 2006	June 30, 2008	June 30, 2010	5.325	50,000	50,000
June 2006	June 30, 2008	June 30, 2010	5.325	50,000	50,000
October 2007	July 1, 2008	March 31, 2013	4.622	25,000	25,000
October 2007	July 1, 2008	March 31, 2013	4.625	25,000	25,000
October 2008	October 10, 2008	December 31, 2009	2.750	75,000	75,000
October 2008	October 16, 2008	January 31, 2010	2.755	100,000	100,000
June 2006	October 31, 2008	December 31, 2010	5.340	50,000	50,000
June 2006	October 31, 2008	December 31, 2010	5.347	50,000	50,000
May 2005	November 28, 2008	November 30, 2009	4.615	25,000	25,000
October 2008	September 30, 2009	January 31, 2011	3.119	100,000	–
December 2006	November 30, 2009	March 31, 2014	5.015	75,000	–
December 2006	November 30, 2009	March 31, 2014	5.023	75,000	–
December 2006	December 31, 2010	October 31, 2012	5.015	100,000	–
Total					$903,500

Interest pay rates represent the interest rate we will pay for one month LIBOR under the respective interest rate swap agreement. These rates do not include any spread in addition to one month LIBOR that is due monthly as interest expense.

In May 2009, we entered into an interest rate cap agreement with a notional amount approximating $38.4 million effective May 15, 2009 and terminating on January 3, 2012.  The agreement sets a ceiling on one month LIBOR at 2.50% related to one secured note.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Properties

(Dollars in thousands)

(Unaudited)

	June 30, 2009						March 31, 2009
	Number of	Rentable Square Feet			Annualized	Occupancy	Occupancy
Markets	Properties	Operating	Redevelopment	Total	Base Rent (1)	Percentage (1) (2)	Percentage (3)(4)
California – San Diego	32	1,525,894	137,319	1,663,213	$44,879	90.9%	92.7%
California – San Francisco Bay	17	1,424,680	53,980	1,478,660	49,084	96.5	96.7
Eastern Massachusetts	37	3,088,791	274,886	3,363,677	114,470	95.7	95.6
New Jersey/Suburban Philadelphia	8	459,904	–	459,904	8,708	88.0	88.0
Southeast	13	715,839	40,725	756,564	15,950	94.9	96.4
Suburban Washington, D.C.	31	2,385,836	109,265	2,495,101	48,722	92.2	89.8
Washington – Seattle	13	1,045,768	–	1,045,768	32,939	99.2	99.0
International – Canada	4	342,394	–	342,394	7,700	100.0	100.0
Total Properties (Continuing Operations)	155	10,989,106	616,175	11,605,281	$322,452	94.5%	94.3%

(1)

Excludes spaces at properties totaling approximately 616,175 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment, including the conversion of single tenancy space to multi-tenancy spaces, and one property with approximately 92,711 rentable square feet that is classified as “held for sale,” which we expect to sell to a life science user.

(2)

Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, including the conversion of single tenancy space to multi-tenancy spaces, occupancy as of June 30, 2009 was 89.4%.  See page 26 for additional information on our redevelopment program.

(3)

Excludes spaces at properties totaling approximately 586,738 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment.  Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of March 31, 2009 was 89.6%.  See page 26 for additional information on our redevelopment program.

(4)	Average occupancy rate as of December 31 from 1997 to 2008 was approximately 95.5%.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Same Property Comparisons

(Dollars in thousands)

(Unaudited)

	GAAP Basis			Cash Basis
	Quarter Ended			Quarter Ended

	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change

Revenue	$98,360	$96,748	1.7%	$97,043	$93,043	4.3%
Operating expenses	24,660	24,648	–	24,660	24,648	–
Revenue less operating expenses	$73,700	$72,100	2.2%	$72,383	$68,395	5.8%

	GAAP Basis			Cash Basis
	Six Months Ended			Six Months Ended

	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change

Revenue	$194,623	$187,279	3.9%	$191,980	$180,730	6.2%
Operating expenses	50,866	49,032	3.7	50,866	49,032	3.7
Revenue less operating expenses	$143,757	$138,247	4.0%	$141,114	$131,698	7.1%

This summary represents operating data for all properties that were fully operating for the entire periods presented for the quarter periods (the “Second Quarter Same Properties”) and for the Six Month periods (the “Six Months Same Properties”).  Same property occupancy for the quarters ended June 30, 2009 and 2008 was 94.8% and 95.5%, respectively.  Same Property Occupancy for the six months ended June 30, 2009 and 2008 was 94.9% and 95.0%, respectively. Properties undergoing redevelopment are excluded from same property results.

Revenue less operating expenses computed in accordance with GAAP is total revenue associated with the Second Quarter Same Properties and Six Months Same Properties, as applicable (excluding lease termination fees, if any), less property operating expenses.  Under GAAP, rental revenue is recognized on a straight-line basis over the respective lease terms.  Revenue less operating expenses on a cash basis is total revenue associated with the Second Quarter Same Properties and Six Months Same Properties (excluding lease termination fees, if any), less property operating expenses, adjusted to exclude the effect of straight-line rent adjustments required by GAAP.  Straight-line rent adjustments for the quarters ended June 30, 2009 and 2008 for the Second Quarter Same Properties were $1,317,000 and $3,705,000, respectively.  Straight-line rent adjustments for the six months ended June 30, 2009 and 2008 for the Six Months Same Properties were $2,644,000 and $6,549,000, respectively.  We believe that revenue less operating expenses on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.

Fees received from tenants in connection with termination of their leases, if any, are excluded from revenue in the Summary of Same Property Comparisons. As of June 30, 2009, approximately 89% of our leases (on a rentable square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto.  In addition, approximately 8% of our leases (on a rentable square footage basis) required the tenants to pay a majority of operating expenses.

In the first quarter of 2009, we recognized additional rental income related to a modification of a lease for a property in South San Francisco.  The operating results of this property have been excluded from the same property results for the six months ended June 30, 2009.  Including the results of this property, six months 2009 GAAP same property revenue less operating expenses would have increased 14.2%.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Leasing Activity

For the Quarter Ended June 30, 2009

						TI’s/Lease
		Rentable			Rental	Commissions	Average
	Number	Square	Expiring	New	Rate	Per	Lease
	of Leases	Footage	Rates	Rates	Changes	Square Foot	Terms (1)
Leasing Activity
Lease Expirations
Cash Basis	51	487,334	$31.96	–	–	–	–
GAAP Basis	51	487,334	$31.10	–	–	–	–

Renewed/Released Space Leased
Cash Basis	37	367,445	$34.48	$35.22	2.1%	$2.39	3.2 years
GAAP Basis	37	367,445	$33.48	$34.59	3.3%	$2.39	3.2 years

Developed/Redeveloped/ Vacant Space Leased
Cash Basis	12	105,377	–	$34.42	–	$10.95	7.8 years
GAAP Basis	12	105,377	–	$34.63	–	$10.95	7.8 years

Month-to-Month Leases in Effect
Cash Basis	7	52,292	$15.95	$15.95	–	–	–
GAAP Basis	7	52,292	$15.93	$15.95	–	–	–

Leasing Activity Summary
Excluding Month-to-Month Leases
Cash Basis	49	472,822	–	$35.04	–	$4.30	4.2 years
GAAP Basis	49	472,822	–	$34.60	–	$4.30	4.2 years

Including Month-to-Month Leases
Cash Basis	56	525,114	–	$33.14	–	–	–
GAAP Basis	56	525,114	–	$32.74	–	–	–

(1)

Quarterly leasing statistic (shorter lease terms) may be impacted by certain leasing activity in an individual quarter period. Leasing statistics over a longer period of time (6-12 months) generally are a better indicator of leasing trends for our business. Average lease terms over the past five years (2004-2008) averaged approximately 4.5 years and 7.4 years for renewed/released space leased and developed/redeveloped/ vacant space leased, respectively.

In December 2008, the Company entered into a modification of a lease in South San Francisco resulting in the recognition of additional rental income approximating $11.3 million and $18.5 million in the fourth quarter of 2008 and the first quarter of 2009, respectively.  The Company completed the lease modification in December 2008 in order to lease the space to a high quality life science company.  The leasing activity above excludes the impact of activity at this property due to the significance of the additional rental income recognized pursuant to the lease modification.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Leasing Activity

For the Six Months Ended June 30, 2009

						TI’s/Lease
		Rentable			Rental	Commissions	Average
	Number	Square	Expiring	New	Rate	Per	Lease
	of Leases	Footage	Rates	Rates	Changes	Square Foot	Terms
Leasing Activity
Lease Expirations
Cash Basis	83	1,027,682	$32.81	–	–	–	–
GAAP Basis	83	1,027,682	$33.54	–	–	–	–

Renewed/Released Space Leased
Cash Basis	60	617,551	$30.79	$31.55	2.5%	$2.57	2.6 years
GAAP Basis	60	617,551	$29.64	$30.83	4.0%	$2.57	2.6 years

Developed/Redeveloped/ Vacant Space Leased
Cash Basis	22	318,029	–	$27.83	–	$9.47	4.9 years
GAAP Basis	22	318,029	–	$31.00	–	$9.47	4.9 years

Month-to-Month Leases in Effect
Cash Basis	7	52,292	$15.95	$15.95	–	–	–
GAAP Basis	7	52,292	$15.93	$15.95	–	–	–

Leasing Activity Summary
Excluding Month-to-Month Leases
Cash Basis	82	935,580	–	$30.29	–	$4.91	3.4 years
GAAP Basis	82	935,580	–	$30.89	–	$4.91	3.4 years

Including Month-to-Month Leases
Cash Basis	89	987,872	–	$29.53	–	–	–
GAAP Basis	89	987,872	–	$30.10	–	–	–

In December 2008, the Company entered into a modification of a lease in South San Francisco resulting in the recognition of additional rental income approximating $11.3 million and $18.5 million in the fourth quarter of 2008 and the first quarter of 2009, respectively.  The Company completed the lease modification in December 2008 in order to lease the space to a high quality life science company.  The leasing activity above excludes the impact of activity at this property due to the significance of the additional rental income recognized pursuant to the lease modification.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Lease Expirations

June 30, 2009

		Rentable Square	Percentage of	Annualized Base Rent of Expiring Leases
Year of Lease	Number of	Footage of	Aggregate	(per rentable
Expiration	Leases Expiring	Expiring Leases	Leased Square Feet	square foot)

2009	36 (1)	557,120 (1)	5.4%	$28.37
2010	74	989,656	9.5	24.99
2011	74	1,824,648	17.6	29.86
2012	62	1,357,118	13.1	33.59
2013	48	987,478	9.5	30.02
2014	37	978,025	9.4	28.48
2015	24	634,090	6.1	29.22
2016	16	925,660	8.9	30.41
2017	12	601,300	5.8	36.85
2018	11	739,640	7.1	44.56

	2009			2010
Markets	Rentable Square Footage of Expiring Leases		Annualized Base Rent of Expiring Leases (per rentable square foot)	Rentable Square Footage of Expiring Leases	Annualized Base Rent of Expiring Leases (per rentable square foot)

California – San Diego	148,060		$31.59	152,667	$24.37
California – San Francisco Bay	51,856		34.82	294,746	26.47
Eastern Massachusetts	178,470		31.33	195,995	29.90
New Jersey/Suburban Philadelphia	21,000		20.74	42,460	15.21
Southeast	37,336		19.26	122,217	21.42
Suburban Washington, D.C.	120,398		21.42	43,426	14.96
Washington – Seattle	–		–	138,145	24.85
International – Canada	–		–	–	–

Total	557,120	(1)	$28.37	989,656	$24.99

(1)   Excludes seven month-to-month leases for approximately 52,000 rentable square feet.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

20 Largest Tenants

June 30, 2009

(Unaudited)

Tenant	Number of Leases	Remaining Lease Term in Years (1)	Remaining Lease Term in Years (2)	Approximate Aggregate Rentable Square Feet	Percentage of Aggregate Leased Square Feet	Annualized Base Rent (3) (in thousands)	Percentage of Aggregate Annualized Base Rent
Novartis AG	4	6.5	6.9	400,255	3.9%	$24,071	7.5%
GlaxoSmithKline plc	6	5.9	6.7	345,521	3.3	14,016	4.4
Roche Holding Ltd	5	5.6	6.7	387,813	3.7	12,748	4.0
ZymoGenetics, Inc. (4)	2	9.9	9.9	203,369	2.0	8,747	2.7
United States Government	6	4.1	4.1	308,205	3.0	8,359	2.6
Massachusetts Institute of Technology	3	2.8	3.1	178,952	1.7	7,899	2.4
Theravance, Inc. (5)	2	2.8	2.8	170,244	1.6	6,136	1.9
Dyax Corp.	1	2.7	2.7	91,527	0.9	5,774	1.8
Amylin Pharmaceuticals, Inc.	3	6.9	7.1	158,983	1.5	5,467	1.7
The Scripps Research Institute	2	7.4	7.4	96,500	0.9	5,193	1.6
Forrester Research, Inc.	1	2.3	2.3	145,551	1.4	4,987	1.5
Alnylam Pharmaceuticals, Inc.	1	7.3	7.3	95,410	0.9	4,466	1.4
Quest Diagnostics Incorporated	1	7.5	7.5	248,186	2.4	4,341	1.3
Infinity Pharmaceuticals, Inc.	2	3.5	3.5	67,167	0.6	4,302	1.3
Johnson & Johnson	2	4.2	3.7	170,451	1.6	3,917	1.2
Fred Hutchinson Cancer Research Center	2	5.0	5.1	123,322	1.2	3,853	1.2
Merck & Co., Inc.	2	3.9	4.6	102,196	1.0	3,847	1.2
Monsanto Company	3	8.7	11.1	120,050	1.2	3,757	1.2
Telik, Inc.	1	4.9	4.9	91,644	0.9	3,716	1.2
Qiagen N.V.	2	6.9	6.9	153,288	1.5	3,706	1.1
Total/Weighted Average:	51	5.6	5.9	3,658,634	35.2%	$139,302	43.2%

(1)	Represents remaining lease term in years based on percentage of leased square feet.
(2)	Represents remaining lease term in years based on percentage of annualized base rent.
(3)	Annualized base rent means the annualized fixed base rental amount in effect as of June 30, 2009 (using rental revenue computed on a straight-line basis in accordance with GAAP).
(4)	As of March 31, 2009, Novo A/S owned approximately 30% of ZymoGenetics, Inc.
(5)	As of April 30, 2009, GlaxoSmithKline plc owned 15% of the outstanding stock of Theravance, Inc.

As of June 30, 2009, annualized base rent for Oscient Pharmaceuticals Corporation (“Oscient”) was approximately 1.4% of total annualized base rent. In July 2009, Oscient filed for Chapter 11 bankruptcy. We are in the process of transferring four subleases into direct leases aggregating approximately 78% of the Oscient space.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Life Science Client Tenant Mix

Annualized Base Rent by Tenant Business Type

June 30, 2009

Medical Device, Life Science Product and Service 16.6%
Multinational Pharmaceutical 27.0%
Private Biotechnology 12.8%
Independent Not-for-Profit / Universities / Translational Research Entities / Government 14.5%
Traditional Office 7.6%
Public Biotechnology 21.5%

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Additions and Dispositions of Properties

For the Quarter Ended June 30, 2009

(Dollars in thousands)

	Acquisition	Month of	Rentable
Markets	Amount	Acquisition	Square Feet

Additions to Operating Properties:	N/A	N/A	N/A

	Acquisition	Month of	Developable
Markets	Amount	Acquisition	Square Feet

Additions to Land:	N/A	N/A	N/A

	Disposition	Month of	Rentable
Markets	Amount	Disposition	Square Feet

Dispositions:	N/A	N/A	N/A

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

Construction in progress includes the following value add activities as of June 30, 2009 (in thousands):

Value Add Activities	Amount

Redevelopment projects	$149,510

Development projects	410,316

Preconstruction projects	597,149

New markets and other projects	249,476

Total	$1,406,451

A key component of our business is our value add redevelopment and development programs.  These programs are focused on providing high quality generic office/laboratory space to meet the real estate requirements of various life science industry tenants. Redevelopment projects consist of the permanent change in use of office, warehouse and shell space into generic office/laboratory space, including the conversion of single tenancy space to multi-tenancy spaces. Development projects consist of the ground-up development of generic office/laboratory facilities. We also have certain significant value add projects undergoing important and substantial preconstruction activities to bring these assets to their intended use. These critical activities add significant value for future ground-up development (which are projected to yield substantial revenues) and are required for the ultimate vertical construction of buildings. Pursuant to SFAS 34 and SFAS 67, we are required to capitalize construction and preconstruction costs directly related and essential to the construction of a project while activities are ongoing to prepare an asset for its intended use.  Capitalized interest assuming conversion of our 8% unsecured convertible notes for the three months ended June 30, 2009 was approximately $18.2 million. Pursuant to SFAS 34, the interest rate required for the purpose of calculating capitalization of interest was approximately 5.23% for the three months ended June 30, 2009 assuming conversion of our 8% unsecured convertible notes.

Our remaining aggregate costs under contracts for the construction projects, including properties undergoing redevelopment and development and infrastructure improvements under the terms of leases, aggregated approximately $177 million. We expect payments for these obligations to occur over the next one to three years, subject to capital planning adjustments from time to time. Our final costs for these projects will ultimately depend on many factors, including construction requirements for each tenant, final lease negotiations and the amount of costs funded by each tenant.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

(continued)

The following table summarizes total rentable square footage undergoing redevelopment as of June 30, 2009:

Markets/Submarkets	Placed in Redevelopment	Estimated In-Service Dates	Estimated Investment Per Square Foot	Rentable Square Footage Undergoing Redevelopment/ Total Property	Status

California – San Diego/Torrey Pines	2007	2010	$100-120	84,504 / 84,504	Construction

California – San Diego/Torrey Pines	2006	2009	$80-100	13,591 / 43,600	Construction

California – San Diego/Torrey Pines	2007	2009	$80-100	39,224 / 76,084	Construction

California – San Francisco Bay	2009	2011	$50-70	53,980 / 53,980	Design/Construction

Eastern Massachusetts/Cambridge	2006	2009	$120-175	41,000 / 177,101	Construction

Eastern Massachusetts/Cambridge	2007	2010	$100-130	90,841 / 369,831	Design/Construction

Eastern Massachusetts/Suburban	2007	2010	$70-80	113,045 / 113,045	Construction

Eastern Massachusetts/Suburban	2008	2010	$120-140	30,000 / 30,000	Design/Construction

Southeast/Florida	2006	2009	$80-100	40,725 / 44,855	Construction

Suburban Washington, D.C./Shady Grove	2009	2010	$80-90	58,632 / 58,632	Design/Construction

Suburban Washington, D.C./Shady Grove	2007	2009	$70-80	50,633 / 123,501	Construction

				616,175 / 1,175,133

As of June 30, 2009, our estimated cost to complete was approximately $85 per rentable square foot for the 616,175 rentable square feet undergoing a permanent change in use to office/laboratory space through redevelopment, including the conversion of single tenancy space to multi-tenancy spaces.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

(continued)

The following table summarizes our properties undergoing ground-up development as of June 30, 2009:

Markets/Submarkets	Building Descriptions	Construction Start Dates	Estimated In-Service Dates	Estimated Investment Per Square Foot	Rentable Square Feet	Development Status	Leasing Status

California – San Francisco Bay/Mission Bay	Multi-tenant Bldg.	2007	2010	$350	158,000	Construction	158,000 Rentable Square Feet Leased or Committed to UCSF and a Large Cap Life Science Company

California – San Francisco Bay/Mission Bay	Single Tenant Bldg. with 4% Retail	2009	2010	$300	105,000	Construction	101,000 Rentable Square Feet Leased to Pfizer Inc.

California – San Francisco Bay/Mission Bay	Single or Multi-tenant Bldg.	2009	2011	$350	105,000	Construction	Marketing

California – San Francisco Bay/So. San Francisco	Two Bldgs., Single or Multi-tenant	2006	2009	$350	162,000	Construction	162,000 Rentable Square Foot Lease Being Finalized for Execution

California – San Francisco Bay/So. San Francisco	Single Tenant Bldg.	2006	2009	$350	130,000	Construction	72,000 Rentable Square Feet Leased to Exelixis Inc. with Option for Remaining Space Through 2009

New York – New York City – East Tower	Multi-tenant Bldg.	2007	2010/2011	$500	310,000	Construction

100,000 Rentable Square Feet Leased to Eli Lilly and Company;  In Negotiations: leasing significant space on three floors for food, conference and core services; Current Laboratory/Office Requirements: 150,000 Rentable Square Feet

Washington – Seattle	Single Tenant Bldg. with 5% Retail	2007	2010 (1)	$390	115,000	Construction	106,000 Rentable Square Feet Leased to Gilead Sciences, Inc.

Total Properties Undergoing Ground-Up Development					1,085,000

(1) We anticipate delivery of this space to Gilead Sciences, Inc. in the first quarter of 2010.

As of June 30, 2009, our estimated committed costs to complete the approximately 1.1 million rentable square feet undergoing ground-up development was approximately $70 per rentable square foot.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

(continued)

The following table summarizes our embedded future development and redevelopment square footage including preconstruction projects.  Preconstruction projects include significant value add projects undergoing important and substantial activities to bring these assets to their intended use.  These critical activities add significant value for future ground-up development (which are projected to yield substantial revenues) and are required for the ultimate vertical construction of buildings.  Pursuant to SFAS 34 and SFAS 67, we are required to capitalize construction and preconstruction costs directly related and essential to the construction of a project while activities are ongoing to prepare an asset for its intended use.

Markets	Development/ Preconstruction Square Footage	Land Square Footage	Total Embedded Development Square Footage		Embedded Future Redevelopment Square Footage	Total

California – San Diego	298,000	145,000	443,000		178,000	621,000

California – San Francisco Bay/Mission Bay	2,320,000	–	2,320,000		–	2,320,000

California – San Francisco Bay/So. San Francisco	144,000	1,051,000	1,195,000		25,000	1,220,000

Eastern Massachusetts	2,050,000	225,000	2,275,000		540,000	2,815,000

Suburban Washington, D.C.	–	787,000	787,000		475,000	1,262,000

Washington – Seattle	248,000	1,049,000	1,297,000		165,000	1,462,000

International – Canada	–	827,000	827,000		–	827,000

New Markets/Other	565,000	740,000	1,305,000		222,000	1,527,000

Total	5,625,000	4,824,000	10,449,000	(1)	1,605,000	12,054,000

(1)

In addition, we have the right to develop an additional parcel with approximately 442,000 rentable square feet in New York City. We also have the right to purchase 924,000 developable square feet in Edinburgh, Scotland. The square footage related to these parcels is not included in the embedded future development square footage shown above.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

(continued)

Our significant value add projects include preconstruction activities at certain land parcels including: a) approximately 2.5 million developable square footage in San Francisco, including approximately 2.3 million developable square footage at Mission Bay, b) approximately 2.1 million developable square footage in Eastern Massachusetts, including approximately 1.7 million developable square footage located along Binney Street in Kendall Square and c) approximately 1.0 million developable square footage located in other key life science cluster markets.

San Francisco Bay – Mission Bay and South San Francisco Value Add Preconstruction Activities

The value add preconstruction activities in Mission Bay and South San Francisco will create high quality space in state-of-the-art environmentally sustainable facilities for our clients generating net operating income for the Company.  The entitlement process includes a multitude of activities necessary for the vertical construction of these high quality facilities including, among other items, regulatory approval, mapping, conceptual design, schematic design, design development, permitting, construction drawings and estimating. Our value add projects in Mission Bay and South San Francisco, that have been completed or are now under construction, have attracted Merck & Co., Inc., Celgene Corporation, Pfizer Inc., Roche Holdings Ltd and University of California, San Francisco.

The ability to provide significant additional space in high quality state-of-the-art environmentally sustainable facilities at Mission Bay is a unique opportunity to enhance our current high quality client tenant roster.  In addition to the opportunities located at Mission Bay, our asset base contains a broad pipeline of opportunities located in South San Francisco.  This includes, among others, a high quality facility with entitlements completed or in process totaling over 275,000 square feet and a four building campus totaling an additional 405,000 square feet located nearby existing well established and emerging life science companies in South San Francisco.

The Alexandria Center for Science and Technology at Mission Bay (“The Alexandria Center”) when completed will consist of 13 high quality facilities totaling approximately 2.7 million rentable square feet.  The Alexandria Center is organized into four discrete but highly interactive and collaborative campuses: the north campus which includes the 455 Mission Bay Boulevard project leased to Pfizer, Inc.; the east campus, featuring the ability to accommodate a corporate headquarters facility of more than one million square feet; the south campus which is directly across the street from the UCSF hospital complex and likely to become an important location for physicians, clinicians and translational researchers; and the west campus which features a wide range of unique life science client tenant spaces.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

(continued)

San Francisco Bay – Mission Bay and South San Francisco Value Add Preconstruction Activities (continued)

At the heart of Mission Bay is UCSF, one of the nation’s top generators of life science commercial enterprises and the number two recipient of grants from the National Institutes of Health.  At least 75 California life science companies, including two of the largest, Genentech, Inc. (now a subsidiary of Roche) and Chiron Corporation (now a subsidiary of Novartis AG), have been successfully launched by UCSF faculty or alumni.  UCSF’s expansion of major research functions to its Mission Bay campus serves as a hub for basic scientific inquiry and a meeting place for academics from around the world.  The wide range of UCSF’s sophisticated laboratories include the Center for Advanced Technology, as well as significant efforts in structural and chemical biology, molecular, cell and developmental biology, advanced microscopy, neurology and cardiology.  Finally, the UCSF Mission Bay hospital campus is in the design phase, and will initially offer 280 beds in an integrated facility to serve women, children and cancer patients. The overriding emphasis of this array of diverse life science entities is to translate research discoveries into viable commercial products to solve critical unmet medical needs.

Eastern Massachusetts Value Add Preconstruction Activities

Alexandria’s largest ongoing value add project in Eastern Massachusetts is located along Binney Street in Kendall Square, a five-minute walk from the Massachusetts Institute of Technology (“MIT”) campus.  In February 2009, the Cambridge City Council approved Alexandria’s petition for significantly increased zoning density in this location, enabling the future development of up to 1.7 million rentable square feet of office/laboratory space on multiple adjacent sites.  These sites currently hold income-producing low-rise buildings and surface parking lots, which, we believe, will eventually be replaced by high quality life science facilities in this desirable, land-constrained location.  We will continue to advance our entitlement efforts for this site.

Our significant value add projects in Eastern Massachusetts are located in Cambridge and nearby communities.  Cambridge is home to Harvard University (“Harvard”) and MIT, two of world’s leading universities for life science and technology research.  Both Harvard and MIT have a long and successful history of translational collaborations between academic scientists and industry.  Working with local venture capitalists and experienced entrepreneurs, the universities have created leading biotech companies such as Genzyme Corporation and Biogen Idec and well over a hundred smaller life science firms in Cambridge alone.  This fertile science and technology ecosystem has subsequently attracted investment by leading international pharmaceutical companies such as Novartis and GlaxoSmithKline and has led to the creation of important new independent research organizations in Cambridge, such as the Broad Institute and the Whitehead Institute for Biomedical Research.   Among the most recent new members of the Cambridge community are:  Microsoft’s New England Research and Development Center; Schlumberger-Doll Research Center; a Google engineering unit; and the Koch Center for Integrative Cancer Research at MIT.

Among Alexandria’s completed value add projects in Cambridge is the conversion of an approximately 175,000 square foot office building at Technology Square to office/laboratory use.  This space has been substantially leased to Sirtris Pharmaceuticals, a GlaxoSmithKline company, the Novartis Institutes of Biomedical Research, and a unit of Pfizer, Inc.  Another suburban building conversion resulted in a 59,000 square foot lease to a research division of Johnson & Johnson.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Value Add Activities
June 30, 2009

(continued)

New Markets and Other Projects

A component of our business also includes ground-up development projects in new markets and other projects.  We have two development parcels in China. One development parcel is located in South China for a two-building project aggregating approximately 275,000 rentable square feet. This project is nearing shell completion.  The second development parcel is located in North China for a two-building project aggregating approximately 272,000 rentable square feet. As of June 30, 2009, our estimated remaining costs to complete shell construction for these projects in China were approximately $13 million.

Additionally, other projects include two above-ground parking structures under construction at Mission Bay in San Francisco and construction related to site work, plaza, park and underground parking at the Alexandria Center for Science and Technology at East River Science Park, New York City, a unique one-of-a-kind highly advanced state-of-the-art urban science park.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Capital Expenditures
Five Year History

		Six Months	Year Ended December 31,
	Total Weighted Average	Ended June 30, 2009	2008	2007	2006	2005	2004
Capital expenditures (1):
Major capital expenditures	$6,072,000	$113,000	$405,000	$1,379,000	$575,000	$972,000	$2,628,000	(2)
Recurring capital expenditures	$5,412,000	$649,000	$955,000	$648,000	$639,000	$1,278,000	$1,243,000
Weighted average square feet in portfolio	59,021,757	11,731,948	11,770,769	11,476,217	9,790,326	8,128,690	6,123,807
Per weighted average square foot in portfolio
Major capital expenditures	$0.10	$0.01	$0.03	$0.12	$0.06	$0.12	$0.43	(2)
Recurring capital expenditures	$0.09	$0.06	$0.08	$0.06	$0.07	$0.16	$0.20

Tenant improvements and leasing costs:
Retenanted space (3)
Tenant improvements and leasing costs	$7,991,000	$657,000	$3,481,000	$1,446,000	$1,370,000	$324,000	$713,000
Retenanted square feet	1,344,393	91,306	505,773	224,767	248,846	130,887	142,814
Per square foot leased of retenanted space	$5.94	$7.20	$6.88	$6.43	$5.51	$2.48	$4.99
Renewal space
Tenant improvements and leasing costs	$7,906,000	$928,000	$2,364,000	$1,942,000	$957,000	$778,000	$937,000
Renewal square feet	3,626,796	526,245	748,512	671,127	455,980	666,058	558,874
Per square foot leased of renewal space	$2.18	$1.76	$3.16	$2.89	$2.10	$1.17	$1.68

The table above shows total and weighted average per square foot property-related capital expenditures, tenant improvements and leasing costs (excluding capital expenditures and tenant improvements that are recoverable from tenants, revenue-enhancing or related to properties that have undergone redevelopment).

(1)

Property-related capital expenditures include all major capital and recurring capital expenditures except capital expenditures that are recoverable from tenants, revenue-enhancing capital expenditures, or costs related to the redevelopment of a property. Major capital expenditures consist of roof replacements and HVAC systems that are typically identified and considered at the time a property is acquired.

(2)	Major capital expenditures for 2004 included a one-time HVAC system upgrade at one property totaling $1,551,000 or $0.25 per square foot.
(3)	Excludes space that has undergone redevelopment before retenanting.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Conference Call Information

For the Second Quarter Ended June 30, 2009

Alexandria Real Estate Equities, Inc. will be hosting a conference call to discuss its operating and financial results for the second quarter ended June 30, 2009:

Date:	August 6, 2009

Time:	3:00 P.M. Eastern Time/12:00 P.M. Noon Pacific Time

Phone Number:	(719) 325-4813

Confirmation Code:	4279579

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Definitions

June 30, 2009

This section contains an explanation of certain non-GAAP financial measures we provide in other sections of this document, as well as the reasons why management believes these measures provide useful information to investors about our financial condition or results of operations.  Additional detail can be found in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time.

Funds from Operations

United States generally accepted accounting principles (“GAAP”) basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time.  In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of NAREIT established the measurement tool of Funds from Operations (“FFO”).  Since its introduction, FFO has become a widely used non-GAAP financial measure among real estate investment trusts (“REITs”).  We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT.  We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the “White Paper”) and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs.  The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Adjusted Funds from Operations

Adjusted Funds from Operations (“AFFO”) is a non-GAAP financial measure we believe is a useful supplemental measure of our performance.  We compute AFFO attributable to Alexandria Real Estate Equities, Inc’s common stockholders by adding to or deducting from FFO attributable to Alexandria Real Estate Equities, Inc’s common stockholders (i) recurring and non-recurring capital expenditures required to maintain and re-tenant our properties, (ii) second generation tenant improvements and leasing costs on retenanted and renewal space (excludes redevelopment expenditures), (iii) capitalized income from development projects, (iv) gain on early extinguishment of debt, (v) amortization of loan fees, debt premiums/discounts and acquired above and below market leases, (vi) effects of deferred rent, (vii) non-cash compensation expense related to restricted stock awards and (viii) other non-cash income or charges.  AFFO is not intended to represent cash flow for the period, and it only provides an additional perspective on our ability to fund cash needs and make distributions to shareholders by adjusting the effect of the non-cash items included in FFO, as well as recurring capital expenditures and leasing costs.  We believe that net income attributable to Alexandria Real Estate Equities, Inc’s common stockholders is the most directly comparable GAAP financial measure to AFFO attributable to Alexandria Real Estate Equities, Inc’s common stockholders.  We also believe that AFFO attributable to Alexandria Real Estate Equities, Inc’s common stockholders provides useful information to the investment community about our financial position as compared to other REITs since AFFO is a widely reported measure used by other REITs.  However, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.